Exhibit 10.1

AMENDMENT NO. 2
TO
LIMITED LIABILITY COMPANY AGREEMENT
BETWEEN
CORE ALASKA, LLC AND ROYAL ALASKA, LLC
FOR
PEAK GOLD, LLC

This Amendment No. 2 (this “Amendment”) to the Limited Liability Company Agreement of Peak Gold, LLC (the “Company”), dated as of January 8, 2015, as amended by Amendment No. 1, dated as of November 10, 2017 (as amended, the “Agreement”) is made as of January 18, 2018 (the “Amendment Effective Date”) between Core Alaska, LLC, a Delaware limited liability company (“CORE”), and Royal Alaska, LLC, a Delaware limited liability company (“Royal”, and together with CORE, the “Members”).

RECITALS

A.	CORE and Royal are the sole Members of the Company.

B.	Capitalized terms used and not separately defined in this Amendment (including in these Recitals) have the meanings given in the Agreement.

C.	Pursuant to Section 18.6 of the Agreement, the Agreement may be modified only by an instrument in writing duly executed by all Members.

D.	The Members wish to modify the Agreement to make certain clarifications to Exhibit E.

AGREEMENT

NOW THEREFORE, for the consideration recited in the foregoing recitals and the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Royal and CORE hereby agree as follows:

1. Amendments to Exhibit E. Exhibit E to the Agreement is hereby amended and restated as attached hereto.

2. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware, except for its rules pertaining to conflicts of laws.

3. Further Assurances. Each Member and the Manager agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Amendment.

4. No Other Modifications to Existing Agreement. Except to the extent modified by this Amendment, the Agreement remains in full force and effect according to its terms.

5. Counterpart Signatures. This Amendment may be executed in one or more counterparts each of which when executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment in .pdf or other electronic form shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signatures on next page]

IN WITNESS WHEREOF, Royal and CORE have executed this Amendment, as Members, as of the Amendment Effective Date.

CORE ALASKA, LLC

By:
              /s/ John B, Juneau
Name: John B. Juneau
Title: President and CEO

ROYAL ALASKA, LLC

By:
             /s/ William Heissenbuttel
Name: William Heissenbuttel
Title: Vice President and Treasurer

EXHIBIT E
(See attached)

LIMITED LIABILITY COMPANY AGREEMENT

BETWEEN

CORE ALASKA, LLC AND ROYAL ALASKA, LLC

FOR PEAK GOLD, LLC

EXHIBIT E

RIGHTS ON TRANSFER

1.1	Project Areas; Joint Sale Process.

(a) For purposes of this Exhibit E, the term “Project Area” shall mean all Properties located within any of the following geographic areas, together with all Assets related solely to such Properties:

(i) Resource Area - All areas under the Tetlin Lease situated to the north of Universal Transverse Mercator (UTM) coordinate 6,990,000N, outlined in blue on Exhibit E-1 (the “Resource Area”).

(ii) Southern Lease Area - All areas under the Tetlin Lease situated to the south of Universal Transverse Mercator (UTM) coordinate 6,990,000N, outlined in blue on Exhibit E-1.

(iii) Western State Claims - All areas comprised of the State of Alaska mining claims outlined in red on Exhibit E-1.

(iv) Northern State Claims - All areas comprised of the State of Alaska mining claims outlined in purple on Exhibit E-1.

(b) If, in response to an offer received pursuant to the “Joint Sale Process” as defined under and described in that certain Letter Agreement, dated January 18, 2019, by and between Royal Gold, Inc. and Contango ORE, Inc. (the “Letter Agreement”), either or both of the Members or their Affiliates wishes to Transfer, directly or indirectly, such Member’s Membership Interest in respect of any Project Area(s) (but not all Project Areas) to a third party, either or both of the Members or their Affiliates may do so; provided that the Members shall, prior to closing on such Transfer, form one or more new joint ventures in order to hold their Membership Interests in respect of any Project Area(s) which are to be retained by the Members following such sale, on substantially the same terms and conditions as set forth in this Agreement (including the Tag Along Right and Drag Right, subject to such limitations as are described below); and it being understood that if only one Member wishes to sell its Membership Interest in such Project Area(s) in response to such offer, the terms of such offer may be revised by the prospective purchaser and such Member for purposes of this Section 1.1(b) in order to accommodate the sale of such Member’s Membership Interest (as opposed to both Members’ Membership Interests) in such Project Area(s).

EXHIBIT E

1.2	Tag-Along Right.

(a) If either Member intends to Transfer all or any part of (i) its Membership Interest at any time (including a Transfer of its Membership Interest in the Resource Area as permitted by Section 1.1(b) of this Exhibit E), or (ii) an Affiliate of either Member intends to Transfer Control of such Member at any time (in any such case, the “Transferring Entity”) to a bona fide third party, such Member shall promptly notify the other Member of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended Transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the non-monetary consideration and stated in terms of cash or currency). The other Member shall have forty-five
(45) days from the date such notice is delivered to notify the Transferring Entity (and the Member if its Affiliate is the Transferring Entity) whether it elects to require the Transferring Entity to include in the intended transfer the other Member’s proportionate share of its Membership Interest or its Membership Interest in the Resource Area, as the case may be, to be Transferred (the “Tag Along Right”). Thereafter, the Transferring Entity shall be obligated to include in such Transfer the proportionate share of the other Member’s Membership Interests or its Membership Interest in the Resource Area, as the case may be, at the same purchase price and terms and conditions.

(b) If the other Member fails to so elect within the period provided for above, the Transferring Entity shall have forty-five (45) days following the expiration of such period to consummate the Transfer to the bona fide third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other Member in the aforementioned notice.

(c) If the Transferring Entity fails to consummate the Transfer to the bona fide third party within the period set forth above, the rights of the other Member in such offered interest under this Exhibit E shall be deemed to be revived. Any subsequent proposal to Transfer such interest or any remaining interest of a Member shall be conducted in accordance with all of the procedures set forth in this Exhibit E.

1.3	Drag-Along Rights.

(a) If Royal intends to Transfer (i) its entire Membership Interest in the Resource Area as permitted by Section 1.1(b) of this Exhibit E or (ii) its entire Membership Interest at any time, to, in either case, a bona fide third party, Royal may elect to require CORE to sell up to twenty percent (20%) of (1) its entire Membership Interest in the Resource Area in connection with a Transfer under item (i) in this Section 1.3(a) or (2) its entire Membership Interest at such time in connection with a Transfer under item (ii) in this Section 1.3(a), as applicable, in order to sell, in either such case, a total of up to 60% of all such Membership Interests to such bona fide third party, by notifying CORE of such election (in either case, the “Drag Right”).

EXHIBIT E

(b) The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended Transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). CORE shall be obligated to sell its Membership Interest as described above to the bona fide purchaser on the same terms and conditions as the Membership Interest or its Membership Interest in the Resource Area, as the case may be, being Transferred by Royal. Such sale shall take place simultaneously with the Membership Interest or its Membership Interest in the Resource Area, as the case may be, being Transferred by Royal. Royal’s rights set forth in this Section 1.3 shall be binding upon the successors of CORE and any Person acquiring any portion of CORE’S Membership Interest or its Membership Interest in the Resource Area, as the case may be, by Transfer.

(c) The Drag Right shall terminate and not be exercisable (i) as to any Project Area(s) (or Membership Interest related thereto) in respect of which the Members retain an interest following Royal’s exercise of the Drag Right as permitted by Section 1.1(b) of this Exhibit E or
(ii) in respect of any new joint venture formed by the Members in connection with the Transfer of any one or more Project Areas (but not all Project Areas) pursuant to Section 1.1(b) of this Exhibit E, if the Members agree (1) to the membership interests being owned other than 40% by Royal and 60% by CORE or (2) that there is a farm out, earn-in or other right whereby Royal or CORE’s interests in such new joint venture or any Project Area(s) could be diluted.

(d) Royal acknowledges and agrees that, if any new joint venture(s) is formed by the Members, CORE may distribute/contribute its economic interest in such joint venture(s) to a new entity to be owned by the Contango ORE, Inc. shareholders.

1.4	Limitations. The rights set forth in this Exhibit E shall not apply to:

(a)	Transfer by either Member of all or any part of its Membership Interest to an Affiliate;

(b)	Incorporation of either Member, or corporate consolidation or reorganization of either Member by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member;

(c) Corporate merger or amalgamation involving either Member by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member;

(d) the transfer of Control of either Member by an Affiliate to such Member or to another Affiliate;

(e) subject to Subsection 15.2(f) of the Agreement, the grant by either Member of a security interest in its Membership Interest by Encumbrance;

EXHIBIT E

(f) the creation by any Affiliate of either Member of an Encumbrance affecting its Control of such Member; or

(g) a sale or other commitment or disposition of Products or proceeds from sale of Products by either Member upon distribution to it pursuant to Article XI of the Agreement; or the sale, transfer or similar transaction of the equity securities of a Member where equity securities are registered with the Securities Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT E
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